Exhibit 99.B.j

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Combined Statement of Additional Information and to the incorporation by reference of our reports dated February 18, 2011 in the Registration Statement (Form N-1A) of the Hartford HLS Series Fund II, Inc. for the year ended December 31, 2010 filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 56 under the Securities Act of 1933 (Registration No. 033-3920).

/s/Ernst & Young LLP

Minneapolis, Minnesota

April 29, 2011